EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:   Owen J. Onsum                                                                                April 30, 2007
        President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
        (707) 678-3041

First Northern Community Bancorp 1st Quarter Earnings Report

Dixon, California - First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced earnings for the first quarter of 2007. Owen “John” Onsum, President and Chief Executive Officer, stated, “We continued to post positive gains in our assets, deposits and loans. We believe our first quarter results were respectable in light of recent economic reports on projected 2007 corporate profits where there seems to be broad agreement that it will be a difficult earnings year due to the slowing economy. Also, it will be especially challenging to the banking industry as interest margins will continue to be compressed and competition for loans and deposits will continue to intensify. We are pleased to report that First Northern Bank was announced as a 2007 Super Premier Performing Bank by The Findley Reports in their April 2007 Banking Newsletter. This designation is the bank rating company’s highest award designation.”

Net income of $2.09 million, down 12.9% over the $2.40 million earned in the same fiscal period last year. (First quarter 2006 net income was increased through a $339 thousand, net of tax, recovery of provision for loan losses from a prior period. First quarter 2007 net income was increased through a $100 thousand, net of tax, recovery of provision for loan losses from a prior period.) Without the recoveries of loan loss provisions, net income would have been $1.99 million for 2007 and $2.06 million for 2006, a decrease of 3.4%.

Total assets at March 31, 2007 were $694.0 million, an increase of $32.0 million, or 4.8% over the first quarter of 2006. Total deposits of $614.7 million increased $25.7 million or 4.4% compared to March 31, 2006 figures. During that same period, total net loans (including loans held-for-sale) increased $2.4 million, or 0.5%, to $470.4 million.

Diluted earnings per share for the three months ended March 31, 2007 of $0.24, down 11.1% from the $0.27 reported in the same period last year (all 2006 per share earnings have been adjusted for a 6% stock dividend issued March 30, 2007).

Annualized Return on Average Assets for the period ended March 31, 2007 was 1.22%, compared to 1.44% for the same period in 2006. Annualized Return on Beginning Equity was 13.49%, compared to 16.91% one year ago.

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Folsom, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern Bank also offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company"). These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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